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Ryder System, Inc.
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Gregory T. Swienton Chairman and Chief Executive Officer Ryder System, Inc.

March 2011

Dear Shareholders, Customers, Partners and Employees:

Ryder made exceptional progress across many areas of our business in 2010. We began the year with the headwinds of a multi-year freight recession still very much in place and impacting Ryder and our customers. Committed to make progress and help our customers through the economic uncertainty, we set out with a balanced 2010 plan to substantially improve our performance and increase our earnings, in spite of what had just occurred in 2009.

Through what proved to be an uneven, slow recovery in 2010, we delivered earnings per diluted share that were up more than 100%. On an operating revenue increase of 2%, we achieved strong earnings leverage. Comparable earnings per diluted share from continuing operations of $2.22, were up 31% from 2009, and were 18% higher than our initial 2010 forecast. Ryder’s steady progress throughout the year, culminating in a particularly strong fourth quarter, helped us deliver total shareholder returns that were more than double the returns of the S&P 500 index.

Fleet Management Solutions

Our Fleet Management Solutions (FMS) team has been very effective at adjusting to the opportunities available in the marketplace. This segment of our business provides full service leasing and rental of commercial trucks, tractors, and trailers; contract maintenance services; and a variety of fleet support services designed to help meet customers’ insurance, fuel, safety, and regulatory reporting needs.

In 2010, FMS delivered a very strong 23% increase in pre-tax earnings on operating revenue growth of 1%. Our commercial rental and used vehicle sales product lines allowed us to capitalize on recovering market demand. Throughout the year we continued to invest and position the FMS business to take advantage of favorable macro trends toward transportation outsourcing in the marketplace. FMS expanded its presence in high-potential markets through the opening of new service facilities and announced two strategic acquisitions to complement the eight previous FMS acquisitions the Company has made over the past decade. These recent acquisitions expand our FMS presence in key areas of the western U.S. We expect these new acquisitions to add more than $35 million in annualized revenue and over 250 new contractual customers, and be accretive to earnings in 2011.

The FMS team also continued to lead the way in environmental innovation, expanding its offering of service capabilities and green fleet options for customers. For example, during 2010, the San Bernardino Associated Governments (SANBAG) Board selected Ryder as its fleet partner in a groundbreaking heavy-duty natural gas truck rental and leasing project in Southern California. For the first time, heavy-duty natural gas vehicles are being deployed into a large commercial truck rental and leasing operation. With $19.3 million in state and federal funding secured by SANBAG to implement the project, Ryder made one of the largest-ever orders of more than 200 heavy-duty natural gas powered trucks. These ultra low-emission trucks will be deployed into Ryder’s Southern California operations network and be available for short-term rentals, long-term leases, or dedicated logistics services in early 2011.

Supply Chain Solutions

Our Supply Chain Solutions (SCS) team achieved significantly improved results, while also advancing strategic initiatives established in the past few years. SCS provides comprehensive logistics and supply chain management services, including: distribution management, transportation management, and professional services. By leveraging its deep expertise and focusing on the key vertical industry sectors of Automotive, High-Tech, Retail/Consumer Packaged Goods (CPG), and Industrial, in 2010 SCS was voted the top third party logistics provider in the U.S. by readers of leading logistics industry publication Inbound Logistics for the fourth consecutive year.

In 2010, SCS generated a 32% increase in pre-tax earnings and a solid 5% increase in operating revenue. This performance reflected the rebound and stabilization of our substantial automotive-related business, as well as improved volumes and new business in other target industries, particularly in the high-tech sector. In addition to achieving strong financial results, SCS continued to diversify its deep automotive and high-tech industry experience into other targeted industries, such as retail and CPG, and expanded its presence in high-potential overseas markets.

At year end, Ryder acquired Michigan-based Total Logistic Control (TLC), a highly regarded provider of comprehensive supply chain solutions to food, beverage, and CPG manufacturers with significant supply chains in the United States. The acquisition adds approximately $250 million in annual revenue to Ryder’s SCS business and will be accretive to Ryder’s earnings in 2011. Ryder gained 34 TLC facilities representing 10.6 million square feet of strategically placed dry and temperature-controlled warehousing. The TLC acquisition significantly accelerates our capabilities and growth prospects in the CPG industry sector, which has been a strategic target of growth for the SCS business. Ryder also announced a joint venture partnership with Cargo Services Far East Limited, an Asia-based logistics solutions provider specializing in export consolidation services. Continuing the SCS strategic focus on expanding our services in high-potential international markets such as Asia, the joint venture has allowed Ryder to support retailers and other importers with source-to-store logistics capabilities between Asia and North America. In 2010, we were awarded a patent from the U.S. Patent Office for our proprietary Logistics Release. The Logistics Release is a combination of systems and methods that improve supply chain integration and management. Through the Logistics Release and other integrated capabilities, SCS can provide customers with a unique “Control Tower” solution to improve exception management, shipment visibility, and shipment transit time.

Dedicated Contract Carriage

Our Dedicated Contract Carriage (DCC) team also increased its revenue, while positioning this offering to capitalize on long-term contractual business opportunities as the economy improves. DCC provides a turnkey transportation service that includes vehicles, drivers, maintenance, routing and scheduling, management and administrative support. The solution is especially attractive to companies that require time-sensitive deliveries, as well as specialized equipment and material handling capabilities. Managed as part of the SCS organization, DCC operates primarily in North America.

In 2010, DCC achieved a 3% increase in operating revenue, and remained profitable despite higher driver costs resulting from a general shortage of qualified drivers. Our acquisition of The Scully Companies, announced in the fourth quarter of 2010, includes a significant DCC component. We expect The Scully Companies acquisition to add approximately $65 million of DCC business, 17 substantial customers, and 32 locations throughout the western United States.

Ryder Cares

We are especially proud of the strong character and resolve that our employees continue to demonstrate in the face of each and every emerging business challenge. As an organization, and as individuals, our actions continue to demonstrate our commitment to achieving results the right way while also serving as caring, involved members of our industry and the communities where we live and work.

In 2010, we continued to work closely with truck and engine manufacturers to research and test new vehicle technologies to ensure that our customers have access to energy-efficient, low-emissions vehicles. These include our specially configured RydeGreensm tractors, trailers, and hybrids, as well as our innovative work with heavy-duty compressed natural gas trucks, designed to reduce fuel consumption and greenhouse gas emissions. In recognition of our efforts and investments, Ryder was once again named an Inbound Logistics Magazine Green Supply Chain Partner. With safety as a core value at Ryder, we continued to deploy innovative technologies to improve driver safety, including onboard driver feedback and lane departure warning systems, and forward-sensing technologies aimed at reducing driver error and collisions. In the area of security, Ryder continued to enhance security programs and technologies supporting our vehicle fleets. In 2010, we were again honored with a top three industry ranking in Security Magazine’s annual Security 500 list.

The Company also continued to make well-targeted charitable contributions to non-profit organizations through The Ryder Charitable Foundation. Since the early 1990s, Ryder has been a philanthropic partner of the American Red Cross, supplying in-kind donations of trucks and providing financial support. More recently, The Ryder Charitable Foundation formalized a nationwide partnership with the Red Cross, with a $1 million pledge to support national and local disaster preparedness and response efforts, as a member of the American Red Cross Annual Disaster Giving Program. Our commitment goes beyond the financial pledge to also include providing vehicles, logistics consulting, volunteers and other resources. We’re also extremely proud of the selfless contributions of our employees. Whether volunteering their time to help at-risk youth in their local community, committing their personal resources to assist with disaster relief, serving their country in the military, or giving back in many other meaningful ways — our employees truly embody the spirit of “Ryder Cares.”

Ryder’s Outlook

We clearly gained momentum in 2010 with performance that was substantially better than our 2009 results. Although we didn’t experience a return to growth in every product line, by year end we maintained or increased our market share in all major market segments. With focused execution, we made substantial progress with revenue growth in all segments and higher overall earnings. Both our customers as well as respected industry journals continued to recognize us for the outstanding performance of our solutions in real-world conditions.

For 2011, we expect the continuation of many of the same positive trends we saw in 2010. Even in a continuing gradual recovery with the lingering effects of a deep freight recession still in place, we plan to accelerate revenue growth and deliver very solid returns. We’re forecasting a double-digit percentage increase in both revenue and earnings through a company-wide focus on profitable organic growth and delivering strong performance from acquisitions.

We have carefully developed and refined a unique portfolio of interrelated, high-value outsourced transportation and logistics solutions that is not offered by any other company, public or private. With an ongoing company-wide commitment to continuous improvement, innovation and proactive solutions, in 2011 we will be focusing on and addressing several key areas to accelerate profitable growth:

•	New Investments – We are making investments in our fleet, maintenance technology, and sales and marketing to increase the efficiency and competitiveness of our offerings and position us for accelerated growth.
•	Commercial Rental – We expect continuing strong demand and pricing in both commercial rental and used vehicle sales. Therefore, we plan to expand our commercial rental fleet during the year, as appropriate, to accommodate higher demand.
•	Maintenance Costs – Some of the improved performance we expect in FMS may be offset by higher maintenance costs on an older full service lease fleet. Therefore, we will need to work with focus and precision to effectively manage maintenance costs throughout the year.
•	Pent-up Lease Demand – Customers have delayed leasing and renewal decisions due to a wide variety of business factors, including the impact of new, more expensive EPA-mandated engine technologies. Over the longer term, we expect that this substantial pent-up demand for lease fleets will result in solid contractual revenue and earnings growth.
•	Supply Chain and Dedicated Contract Carriage – We expect strong new sales and further volume improvement to occur in SCS/DCC.

Ryder is very well positioned to accelerate profitable growth. With another year of strong progress behind us, and a year of expected gradual economic recovery ahead, we have much to look forward to in 2011 and long term. Our extensive preparation, matched with the current trends and opportunities, should allow us, over time, to return to and exceed the levels of earnings we achieved prior to the recession.

Thank you for your ongoing interest in and commitment to Ryder. We appreciate the trust you place in us. With your support, we look forward to delivering on our promises with the character and accountability that will continue to make you proud to be associated with Ryder.

Sincerely,

This letter includes certain non-GAAP financial measures that are reconciled in Ryder’s Form 10-K, which accompanies this letter and is available online at www.ryder.com.

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